Exhibit 99.2
                                          Contact:    Peter Hartz
                                                      Sr. VP, IDB
                                                      (213) 240-3721

                                                      Michael Sitrick
                                                      Michael Kolbenschlag
                                                      Sitrick Krantz & Co.
                                                      (310) 788-2850

                       IDB ANNOUNCES INTENTION TO RESTATE
                             FIRST QUARTER EARNINGS

      LOS ANGELES, CA -- August 1, 1994 -- IDB Communications Group, Inc. (Nasdaq NM/IDBX) today announced its intention to restate its financial results for the first quarter ended March 31, 1994. In a discussion relating to the recently announced proposed acquisition of IDB by LDDS Communications, Inc., Jeffrey P. Sudikoff, Chairman and Chief Executive Officer of IDB, stated that IDB would restate its first quarter results to eliminate approximately $6 million of pre-tax income, approximately $5 million of which relates to a sale of transponder capacity and approximately $1 million of which relates to purchase accounting adjustments. The result of the restatement will be a reduction of first quarter net income from $.12 per share to approximately $.08 per share.

      Mr. Sudikoff also stated that, in part as a result of costs associated with the abandoned acquisition of Peoples Telephone and the resignation of its former auditors and in part as a result of increased operating costs, IDB expects to report essentially break even results for its second quarter ended June 30, 1994. IDB will not have definitive results for its second quarter available prior to mid or late August.

      Mr. Sudikoff further announced that IDB and its new auditors were assessing implementation of an accounting change relating to the accrual of revenue associated with inbound international traffic. IDB has not determined the impact of any such change upon its second quarter or its 1994 results of operations.

      IDB Communications Group, Inc. is a global telecommunications company that operates a domestic and international communications network providing its customers with international private line and long distance telephone services, radio and television transmission services, facsimile and data connections, mobile satellite communications capabilities and the design and integration of satellite networks worldwide.




                                                         ###